Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

	For Month Ended May 31, 2009 UNAUDITED
Statement of Income	Month (A Units)	Year to Date (A Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(553,030)	$(2,836,545)
Change in Unrealized Income (Loss)	30,052	(748,780)
Foreign Currency Transaction Income (Loss)	1,197,050	1,231,301

Net Trading Income (Loss)	674,071	(2,354,024)

Other Income
Interest Income	5,685	28,882

Total Income (Loss)	5,685	28,882

Expenses
Advisory Incentive Fees	(4,763)	8,243
Management Fees	105,013	539,179
Organization and Offering Expenses	19,735	150,893
Administrative Expenses	78,941	627,416
Brokerage Expenses	217,035	1,166,189

Total Expenses	415,962	2,491,920

Net Income (Loss)	$263,795	$(4,817,062)

Statement of Changes in Net Asset Value

Beginning Balance	68,334,640	80,039,618
Additions	-	-
Net Income (Loss)	263,795	(4,817,062)
Transfers from Class A to Class B	(8,109)	(1,059,783)
Redemptions	(928,727)	(6,501,174)

Balance at May 31, 2009	$67,661,599	$67,661,599
Total Units Held at End of the Period		604,799
Net Asset Value Per Unit		$111.87
Rate of Return	0.39%	-6.30%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER AUGUST 30, 2009

	For Month Ended May 31, 2009 UNAUDITED
Statement of Income	Month (B Units)	Year to Date (B Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(7,418)	$(38,127)
Change in Unrealized Income (Loss)	403	(9,886)
Foreign Currency Transaction Income (Loss)	16,056	16,482

Net Trading Income (Loss)	9,041	(31,531)

Other Income
Interest Income	76	392

Total Income (Loss)	76	392

Expenses
Advisory Incentive Fees	(64)	94
Management Fees	1,409	7,305
Organization and Offering Expenses	265	2,107
Administrative Expenses	1,059	8,262
Brokerage Expenses	1,371	7,637

Total Expenses	4,040	25,405

Net Income (Loss)	$5,078	$(56,544)

Statement of Changes in Net Asset Value

Beginning Balance	908,372	-
Additions	-	-
Net Income (Loss)	5,078	(56,544)
Transfers from Class A to Class B	8,109	1,059,783
Redemptions	(4,353)	(86,033)

Balance at May 31, 2009	$917,206	$917,206
Total Units Held at End of the Period		8,131
Net Asset Value Per Unit		$112.81
Rate of Return	0.56%	-5.51%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER AUGUST 30, 2009